UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Trustmark Corporation

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2022 Year in Review

Integrity. Service. Solutions.

These three words are a few of the core values we live by, and the foundation of the trust that our customers and communities have placed in Trustmark for over 133 years. While change is constant, these values are enduring and define who we are as a company and how we serve our customers, communities, shareholders, and one another. We made significant progress across the organization during the year. Loan growth in 2022 was the highest in Trustmark’s history. Credit quality remained strong. Net interest income and the net interest margin increased significantly. Our insurance business posted another record year. We continued to invest in technology, including completing a conversion to a state-of-the-art loan system designed to enhance efficiency and productivity.

Based upon independent customer satisfaction surveys, we are pleased to have been recognized by Forbes as the Best-in-State Bank in Mississippi again in 2022. Additionally, Trustmark was listed among America’s Most Trusted Companies by Newsweek in 2022. We appreciate these accolades, which are a direct reflection of our associates and their desire to provide tailored financial solutions that fit our customers to a T.

With all these positive advancements, our financial results were overshadowed by a settlement that, pending court approval, will resolve all current and potential future claims relating to litigation involving the Stanford Financial Group that began in 2009. While we expressly deny any liability or wrongdoing with respect to this matter, we believe the settlement is in the best interest of Trustmark and our shareholders as it eliminates risk, ongoing expense, and uncertainty. With this matter now behind us, we will focus more intently on the future and the opportunities that are ahead. Trustmark is well-positioned to serve and expand its customer base and create long-term value for shareholders.

Financial Highlights

Trustmark’s net income in 2022 totaled $71.9 million, representing diluted earnings per share of $1.17. Excluding the litigation settlement expense, which reduced net income by $75.6 million,

Trustmark’s net income in 2022 totaled $147.5 million, representing diluted earnings per share of $2.40.

Loan growth in 2022 established a new company record, as loans held for investment (HFI) increased $2.0 billion, or 19.1%, to total $12.2 billion at December 31, 2022. Growth was well-diversified by loan type and geography. Deposits totaled $14.4 billion at year-end 2022, with 28.4% of balances in noninterest-bearing accounts. Trustmark maintained a strong liquidity position as loans HFI represented 84.5% of total deposits at year end 2022.

Trustmark successfully navigated the challenging interest rate and economic environment and continued to achieve significant contributions from our fee-income businesses. Total revenue was $699.9 million in 2022, an increase of 9.31% from 2021. Net interest income (FTE) totaled $507.1 million, resulting in a net interest margin of 3.17%, up 41 basis points from the prior year. Noninterest income totaled $205.1 million in 2022.

Our mortgage banking business posted solid performance given the rising interest rate environment, producing revenue of $28.3 million during the year while loan production totaled $2.1 billion. We bolstered our commitment to providing opportunities for affordable housing by utilizing our team of Community Lending Specialists and expanding product offerings, including our Advantage suite of products to meet the needs of low-to-moderate income borrowers and communities.

Our insurance business posted another record year, with revenue totaling $53.7 million in 2022, up 10.7% from the prior year. This performance reflects an expanded producer workforce as well as the realization of operational efficiencies from investments in technology and improved processes. Trustmark’s wealth management business produced revenue of $35.0 million. Assets held under management and administration, including brokerage assets, totaled $19.2 billion at year-end 2022, an increase of 6.2% from the prior year. In 2022, Trustmark selectively expanded its salesforce in Birmingham, AL, Jackson, MS, and the Florida Panhandle, as well as its business development efforts in new markets.

Credit Quality

Trustmark experienced record loan growth during the year and credit quality remained strong, reflecting our disciplined underwriting process. Nonperforming assets increased 1% to $68.0 million at December 31, 2022, and net charge-offs represented 0.01% of average loans during the year. Allocation of Trustmark’s $120.2 million allowance for credit losses (ACL) on loans held for investment represented 0.85% of commercial loans and 1.41% of consumer and home mortgage loans, resulting in an allowance for credit losses to total loans held for investment of 0.99% and 399.19% of nonperforming loans, excluding individually evaluated loans at year-end 2022. We believe the ACL is appropriate based upon the inherent risk in the loan portfolio.

Capital Strength

Trustmark’s capital position remained solid, reflecting the strength and diversity of our financial services business. We maintained quarterly cash dividends to shareholders of $0.23 per share, or $0.92 annually. At December 31, 2022, total shareholders’ equity was $1.5 billion, while tangible equity was $1.1 billion, representing 6.27% of tangible assets. All capital ratios continued to significantly exceed levels to be considered “well-capitalized.” During the year, Trustmark repurchased $24.6 million, or approximately 789 thousand shares of its common stock. Our Board of Directors also authorized a stock repurchase program through which $50.0 million of Trustmark’s outstanding shares may be acquired through December 31, 2023.

Leadership

We greatly value the leadership, counsel, and guidance of our Board of Directors. Trustmark’s Directors are actively engaged in our governance and strategic direction and work with management to enhance the value of our franchise. During the year, Toni D. Cooley retired after 17 years of service on the Trustmark National Bank Board and 9 years on the Trustmark Corporation Board. Toni served on numerous committees over the years, including serving as Chair of the Enterprise Risk Committee. We appreciate her leadership and many contributions to Trustmark.

FIT2GROW

During the year we announced FIT2GROW, a comprehensive program of Focus, Innovation and Transformation designed to enhance Trustmark’s ability to grow and serve customers. Trustmark has expanded geographically as well as entered new business lines designed to enhance growth, service to customers, and profitability. Trustmark entered the Atlanta, GA, market with the opening of a loan production office in late 2021. During 2022, this office became fully operational with a focus on our institutional businesses, including Commercial Real Estate, Residential Real Estate, Corporate Banking, and Specialty Banking. Within our Specialty Banking unit based in Atlanta, we established an Equipment Finance line of business with a seasoned team of professionals to focus on national, middle-to-large ticket business. We look forward to the contributions of these businesses to our financial results going forward.

As part of FIT2GROW, we refocused our community bank efforts on commercial, business, and consumer lines of business to provide additional expertise for our customers and enhance profitable revenue growth. We also accelerated efforts to optimize our branch network, reflecting changing customer preferences and the steady migration to mobile and digital channels. In 2022, we consolidated 12 branch offices, opened a full-service banking center as well as loan production offices in Birmingham, AL, and Memphis, TN.

Innovation is also a key component of FIT2GROW. In recent years, investments in state-of-the-art technology were made in Trustmark’s insurance, wealth management and mortgage banking areas as well as in human resources and accounting systems. We also made significant upgrades to our mobile banking platform, ITM network and digital marketing programs. During the year, we successfully converted to a new core loan system and implemented a state-of-the-art loan origination platform. Collectively, these investments are designed to provide best-in-class service to customers as well as enhance our growth, productivity, and efficiency.

Strategic Focus

Looking forward, we will continue to pursue opportunities to redesign workflows and restructure the organization to further leverage investments in technology that will broaden our reach, enhance the customer experience, and improve efficiency. We remain focused on providing the financial services and advice our customers have come to expect while building long-term value for our shareholders. Finally, we are honored to serve our customers, who have chosen us as their financial partner. Trustmark is “People you trust. Advice that works.”

Sincerely,

Gerard R. Host	Duane A. Dewey
Chair	President and
Trustmark Corporation	Chief Executive Officer
Trustmark Corporation

Trustmark’s steadfast commitment to corporate social responsibility was demonstrated in 2022 through services provided to customers, partnerships formed in communities, and opportunities presented to associates. In 2022, Trustmark invested more than $4.0 million in the form of contributions and sponsorships to local organizations, including a $1.5 million tax credit investment allocated to 13 Mississippi youth and family-based charities providing services and programs for the welfare and development of children as part of Trustmark’s commitment under the Mississippi Children’s Promise Act.

Trustmark continued to focus on financial literacy and community outreach in 2022, with associates volunteering more than 6,519 hours of service to local partners through positions on non-profit boards of directors, financial literacy outreach and other forms of community engagement. The company also continued to partner with EVERFI, Inc., to provide online financial literacy courses in schools throughout Mississippi to educate students on financial matters through Trustmark’s Financial Scholars Program.

Additional financial literacy support was provided through Trustmark’s partnership with Operation HOPE, Inc., a national non-profit organization. Trustmark engaged with this organization in 2022 to implement the HOPE Inside program within the markets of Memphis, TN; Montgomery, AL; and Jackson, MS, to provide banking customers and community members with opportunities to receive financial tools and education to strengthen their financial security.

Trustmark’s commitment to building and supporting resilient communities also includes revitalizing and strengthening underserved areas. In 2022, investments in low-to-moderate income areas included more than $347 million in home mortgage loans, $542 million in small business loans and small farm loans and more than $172 million in community development loans. Also in 2022, Trustmark provided low-to-moderate income borrowers more than $510 million in home mortgage loans. The company’s collaborative work with community service providers, developers, realtors, housing advocates and others resulted in more than $34.5 million in investments that provide affordable housing, employment and community services for those with low-to-moderate incomes.

Trustmark values partnerships that serve diverse communities and embraces opportunities to engage in that work. In 2022, Trustmark participated in collaborative partnerships with two minority depository institutions: Agility Bank in Houston, TX, and Commonwealth National Bank in Mobile, AL. These collaborations were initiatives of Project REACh, a program of the Office of the Comptroller of the Currency to identify and reduce barriers to full, fair participation in the nation’s banking system and the economy to help expand access to credit and capital.